Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD,

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.,

SOL PRIVATE CORP.,

and

SKYTERRA COMMUNICATIONS, INC.

Dated as of September 23, 2009

TABLE OF CONTENTS

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TABLE OF CONTENTS
(continued)
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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 23, 2009 (this “Agreement”), by and among Harbinger Capital Partners Master Fund I. Ltd, an exempted company organized under the laws of the Cayman Islands (“Master Fund”), Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (“Special Fund”, and together with Master Fund, “H”), Sol Private Corp., a Delaware corporation and an indirect wholly owned subsidiary of H (“Acquisition Corp.”), and SkyTerra Communications, Inc., a Delaware corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Section 7.1.

RECITALS:

A.           H collectively owns the shares of Common Stock, par value $0.01 per share, of the Company (“Common Stock”), and the shares of Non-Voting Common Stock, par value $0.01 per share, of the Company (“Non-Voting Common Stock”, and, together with Common Stock, “Capital Stock”) as reported on the Schedule 13D/A filed by H on August 21, 2009.

B.           H desires to acquire all of the shares of Capital Stock not owned by it, directly or indirectly, and to provide for the payment of $5.00 per share in cash for all such shares of Capital Stock, by means of a merger of Acquisition Corp. with and into the Company in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”), upon the terms and subject to the conditions of this Agreement (the “Merger”).

C.           The respective Boards of Directors of the Company, H and Acquisition Corp. have (and in the case of the Company, upon the recommendation of a special committee of its Board of Directors (the “Special Committee”)) approved this Agreement and declared it advisable and in the best interests of their respective companies and stockholders to consummate the Merger on the terms and subject to the conditions set forth herein.

D.           In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1.      The Merger.  At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Acquisition Corp. will be merged with and into the Company, the separate existence of Acquisition Corp. will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”).  The Merger will have the effects as provided by the DGCL and other applicable law.

Section 1.2.      Effective Time.  As soon as practicable on the Closing Date, Acquisition Corp. and the Company will file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL.  The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as the Parties may agree, as specified in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 1.3.      Closing.  Unless this Agreement shall have been terminated in accordance with Section 6.1, the closing of the Merger (the “Closing”) will take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 at 10:00 a.m. (eastern standard time) on a date to be mutually agreed to by the Parties, which date shall be no later than the third business day after the satisfaction of the conditions (other than conditions that by their nature are to be satisfied at the Closing but subject to such conditions) provided in Article V, or at such other time and place as the Parties may agree to in writing (the “Closing Date”).

Section 1.4.      Certificate of Incorporation; By-laws; Directors and Officers.  At the Effective Time:

(a)
except as required by Section 4.8(a), the Amended and Restated Certificate of Incorporation of the Surviving Corporation shall be amended in the Merger to be the same as the certificate of incorporation of Acquisition Corp. as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “SkyTerra Communications, Inc.”) and, until thereafter amended in accordance with its terms and as provided by the DGCL, shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation;

(b)
except as required by Section 4.8(a), the By-laws of Acquisition Corp. as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation following the Merger (except that the name of the Surviving Corporation shall be “SkyTerra Communications, Inc.”), until thereafter amended as provided in the DGCL or in the Certificate of Incorporation or By-laws of the Surviving Corporation;

(c)
the directors of Acquisition Corp. immediately prior to the Effective Time shall be the directors of the Surviving Corporation following the Merger until the earlier of (i) their death, resignation or removal or (ii) such time as their respective successors are duly elected or appointed as provided in the Certificate of Incorporation or By-laws of the Surviving Corporation; and

(d)
the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of (i) their death, resignation or removal or (ii) such time as their respective successors are duly appointed as provided in the Certificate of Incorporation or By-laws of the Surviving Corporation.

Section 1.5.      Effect of Merger on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Corp., the Company or the holders of any shares of capital stock of the Company:

(a)
each share of common stock, par value $0.001 per share, of Acquisition Corp. that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation;

(b)	subject to Section 1.5(c) and Section 1.6:

(i)
each share of Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Capital Stock held by H and its Affiliates or by any Company Subsidiary (as defined below)) will be converted into the right to receive $5.00 in cash, without interest (the “Merger Consideration”), and, when so converted, will automatically be canceled and will cease to exist;

(ii)	each share of Capital Stock that is issued and outstanding immediately prior to the Effective Time and held by H or its Affiliates will automatically be canceled and will cease to exist; and

(iii)
each holder of a certificate representing any such shares of Capital Stock will cease to have any rights with respect to such shares of Capital Stock to the extent such certificate represents such shares of Capital Stock, except for the right to receive the Merger Consideration payable in respect of the shares of Capital Stock formerly represented by such certificate upon surrender of such certificate in accordance with Section 1.9; and

(c)
each share of Capital Stock that is owned immediately prior to the Effective Time by any Company Subsidiary will remain outstanding thereafter, with appropriate adjustment to the number thereof to preserve the Company Subsidiary’s percentage ownership of the Company.

Section 1.6.      Dissenting Shares.

(a)
Notwithstanding anything in this Agreement to the contrary, shares of Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has demanded and perfected such holder’s right to appraisal of such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into or represent the right to receive the Merger Consideration, but their holder will instead be entitled to such rights as are afforded under the DGCL with respect to Dissenting Shares, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal.

(b)
If any holder of shares of Capital Stock who demands appraisal of such holder’s shares pursuant to the DGCL fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, at the later of the Effective Time or upon the occurrence of such event, such holder’s Dissenting Shares will be converted into and will represent the right to receive the Merger Consideration, without interest, in accordance with Section 1.5(b).

(c)	The Company shall give H:

(i)
prompt notice of any written demand for appraisal or payment of the fair value of any shares of Capital Stock, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL received by the Company; and

(ii)	the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.

(d)
The Company shall not, except with the prior written consent of H, voluntarily make any payment with respect to any demands for appraisals of Capital Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 1.7.      Stock Options.  Immediately prior to the Effective Time, each option to purchase shares of Common Stock granted under any stock option plan or purchase plan, program or similar arrangement or any individual employment agreement, including, without limitation, the Company’s 1998 Long-Term Incentive Plan, 2006 Equity and Incentive Plan and the Mobile Satellite Ventures LP 2001 Unit Incentive Plan (the “MSV Plan”; which shall include for these purposes those options issued under the MSV Plan that were exchanged for Company stock options in the option exchange offer made by the Company pursuant to that Registration Statement on Form S-4, Registration No. 333-144093 (such offer, the “Option Exchange Offer”)) (such plans, agreements, programs or similar arrangements, collectively, the “Stock Plans”) that is outstanding immediately prior to the Effective Time (each, an “Option”) shall, whether vested or not vested, be converted into and become the right to receive from the Surviving Corporation, promptly following the Effective Time, an amount in cash equal to the product obtained by multiplying  (A) the excess, if any, of the Merger Consideration payable for each share of Common Stock over the per share exercise price of each such Option, by (B) the number of shares of Common Stock for which such Option was exercisable immediately prior to the Effective Time, and when so converted, will automatically be cancelled and retired and will cease to exist; provided that with respect to those options granted under the MSV Plan that are outstanding as of immediately prior to the Effective Time but were not exchanged pursuant to the Option Exchange Offer, such options shall as of immediately prior to the Effective Time be deemed to have been exchanged for options to purchase shares of Common Stock in accordance with the terms of the Option Exchange Offer; and provided further, that Options the vesting of which is contingent on the achievement of performance goals will be cancelled immediately prior to the Effective Time and replaced with cash-based awards to be determined by the Company’s Compensation Committee, subject to H’s approval (which approval shall not be unreasonably withheld).

Section 1.8.      Restricted Stock.  Immediately prior to the Effective Time, each share of restricted Common Stock previously issued by the Company pursuant to any of the Stock Plans which is then outstanding, other than the grants of restricted Common Stock set forth on Schedule 1.8, shall be converted into the right to receive from the Surviving Corporation, promptly following the Effective Time, an amount in cash equal to the Merger Consideration as provided in Section 1.5(b) and, when so converted, will automatically be cancelled and will cease to exist; provided, that with respect to the MSV phantom units referred to in Section 2.2(a) hereof (the “MSV Units”) that are outstanding as of immediately prior to the Effective Time, each such MSV Unit shall be deemed to have been exchanged for 2.82 shares of Common Stock as of immediately prior to the Effective Time.

Section 1.9.      Exchange of Certificates; Payment for Capital Stock.

(a)
Exchange Agent.  Prior to the Effective Time, H will appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.  At or prior to the Effective Time, H will have deposited, or caused to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Capital Stock (other than H and its subsidiaries), the aggregate amount of cash payable under Section 1.5(b) in exchange for outstanding shares of Capital Stock in accordance with this Section 1.9 (the “Exchange Fund”).

(b)	Exchange Procedures.

(i)
Promptly after the Effective Time (but no later than five (5) business days after the Effective Date), the Exchange Agent will mail to each holder of record of a certificate or certificates, which represented outstanding shares of Capital Stock immediately prior to the Effective Time, whose shares were converted into the right to receive cash pursuant to Section 1.5(b):

(1)
a letter of transmittal (which will be in customary form and reviewed by the Company prior to delivery thereof) specifying that delivery will be effected, and risk of loss and title to the certificates representing such shares of Capital Stock will pass, only upon delivery of the certificates representing such shares of Capital Stock to the Exchange Agent; and

(2)	instructions for use in effecting the surrender of the certificates representing such shares of Capital Stock, in exchange for the Merger Consideration.

(ii)
Upon surrender to, and acceptance in accordance with Section 1.9(b)(iii) below by, the Exchange Agent of a certificate or certificates formerly representing shares of Capital Stock, the holder will be entitled to the amount of cash into which the number of shares of Capital Stock formerly represented by such certificate or certificates surrendered have been converted under this Agreement.

(iii)
The Exchange Agent will accept certificates formerly representing shares of Capital Stock upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange of the certificates in accordance with normal exchange practices.

(iv)
After the Effective Time, no further transfers may be made on the records of the Company or its transfer agent of certificates representing shares of Capital Stock and if such certificates are presented to the Company for transfer, they will be canceled against delivery of the Merger Consideration allocable to the shares of Capital Stock represented by such certificate or certificates.

(v)
If any Merger Consideration is to be remitted to a name other than that in which the certificate for the Capital Stock surrendered for exchange is registered, no Merger Consideration may be paid in exchange for such certificate unless:

(1)	the certificate so surrendered is properly endorsed, with signature guaranteed, or otherwise in proper form for transfer; and

(2)
the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(vi)
Until surrendered as contemplated by this Section 1.9 and at any time after the Effective Time, each certificate for shares of Capital Stock (other than Dissenting Shares and shares held by H and its Affiliates) will be deemed to represent only the right to receive upon such surrender the Merger Consideration allocable to the shares represented by such certificate as contemplated by Section 1.5(b).  No interest will be paid or will accrue on any amount payable as Merger Consideration.

(c)
No Further Ownership Rights in Capital Stock.  The Merger Consideration paid upon the surrender for exchange of certificates formerly representing shares of Capital Stock in accordance with this Section 1.9 will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Capital Stock formerly represented by such certificates.

(d)
Termination of Exchange Fund.  The Exchange Agent will deliver to the Surviving Corporation any portion of the Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the holders of the certificates formerly representing shares of Capital Stock upon expiry of the period of six (6) months following the Effective Time.  Any holders of shares of Capital Stock prior to the

Merger who have not complied with this Section 1.9 prior to such time, may look only to the Surviving Corporation for payment of their claim for Merger Consideration to which such holders may be entitled.

(e)
No Liability.  No Party will be liable to any Person in respect of any amount from the Exchange Fund delivered to a public official in accordance with any applicable abandoned property, escheat or similar law.

(f)
Lost Certificates.  If any certificate or certificates formerly representing shares of Capital Stock is lost, stolen or destroyed, the Exchange Agent will issue the Merger Consideration deliverable in respect of, and in exchange for, such lost, stolen or destroyed certificate, as determined in accordance with this Section 1.9, only upon:

(i)	the making of an affidavit of such loss, theft or destruction by the Person claiming such certificate or certificates to be lost, stolen or destroyed; and

(ii)
if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against it with respect to such certificate; or

(iii)
if required by the Surviving Corporation, the entering into an indemnity agreement by such Person reasonably satisfactory to the Surviving Corporation to indemnify the Surviving Corporation against any claim that may be made against it with respect to such certificate.

(g)
Withholding Rights.  Master Fund, Special Fund and the Surviving Corporation may deduct and withhold, or may instruct the Exchange Agent to deduct and withhold, from the consideration otherwise payable under this Agreement to any holder of shares of Capital Stock such amounts as Master Fund, Special Fund, the Surviving Corporation or the Exchange Agent is required to deduct and withhold under the United States Internal Revenue Code of 1986, as amended, or any similar provision of state, local or foreign tax law with respect to the making of such payment.  Any amounts so deducted and withheld by Master Fund, Special Fund, the Surviving Corporation or the Exchange Agent will be treated as having been paid to the holder of the shares of Capital Stock in respect of which such deduction and withholding was made for all purposes.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure letter delivered to the H Parties in connection with this Agreement (the “Company Disclosure Letter”) or the SEC Documents filed prior to the date of this Agreement (excluding risk factors and forward-looking disclosure), the Company hereby represents and warrants to the H Parties as follows:

Section 2.1.      Organization and Qualification.

(a)
The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all the requisite corporate power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it.  SkyTerra LP (“LP”) is a limited partnership validly existing and in good standing under the laws of Delaware and has all the requisite partnership power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it.  SkyTerra Subsidiary LLC (“Subsidiary”) is a limited liability company validly existing and in good standing under the laws of Delaware and has all the requisite corporate power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it.

(b)
Each of the Companies and the Company Subsidiaries and, to the knowledge of the Company, the Canadian Joint Venture, is qualified and in good standing to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on any of the Companies.

Section 2.2.      Capitalization.

(a)
As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock; (ii) 125,000,000 shares of Non-Voting Common Stock, par value $.01 per share; and (iii) 10,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).  As of September 22, 2009, there were 48,865,453 shares of Common Stock issued and outstanding and 59,958,499 shares of Non-Voting Common Stock issued and outstanding and no shares of Preferred Stock issued or outstanding.  As of September 22, 2009, there were 15,398,337 shares of Common Stock issuable upon the exercise of issued and outstanding Options, 37,853,099 shares of Common Stock reserved for issuance to H upon exchange of Non-Voting Common Stock (“Exchange”), 22,105,400 shares of Common Stock reserved for issuance upon transfers by BCE (“Transfer”), and 38,520,040 shares reserved for issuance to H and Boeing Satellite Systems Inc. pursuant to warrants (individually or collectively, “Warrants”) and 56,400 shares of Common Stock reserved for issuance upon the exchange of 20,000 MSV phantom units.  All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable.  No shares of capital stock of the Company are held in the treasury of the Company as of the date of this Agreement.

(b)
Except for Common Stock issuable upon (i) the exercise of outstanding Options (“Option Exercise”), (ii) an Exchange, (iii) a Transfer or (iv) an exercise of Warrants (a “Warrant Exercise”), there are no outstanding options, warrants or other rights of any kind issued or granted by the Company to acquire (including preemptive rights) from the Company any additional shares of capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares from the Company, nor is the Company committed to issue any such option, warrant, right or security.

(c)
Included in the Company Disclosure Schedule is a correct and complete list, as of September 22, 2009, of all outstanding Options or other rights to purchase or receive shares of capital stock of the Company granted under the Stock Plans or otherwise, and, for each such Option or other right, the number of shares of capital stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof.

Section 2.3.      Subsidiaries.  Except for the entities set forth in Section 2.3 of the Company Disclosure Schedule (the “Company Subsidiaries”, which term shall exclude the Canadian Joint Venture), the Company does not own, directly or indirectly, any capital stock, voting securities, partnership interests or equity securities of any Person.  All the outstanding shares of capital stock of, or partnership interests or other equity interests in LP, Subsidiary, each other Company Subsidiary and the Canadian Joint Venture have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all Liens.

Section 2.4.      Authorization.

(a)
The Company has all requisite corporate power and authority to enter into this Agreement and, subject to any necessary approval of this Agreement by the stockholders of the Company as provided below in this Section 2.4(a), to carry out its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  The affirmative vote of the holders of a majority of the outstanding shares of Common Stock in favor of the adoption of this Agreement is the only vote or approval of any class of capital stock of the Company necessary to adopt this Agreement and approve the Merger.

(b)
The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of the Company (other than the approval of this Agreement by the stockholders of the Company and filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL).  Upon the recommendation of the Special Committee, the Board of Directors of the Company has in accordance with the requirements of the DGCL unanimously approved and declared advisable this Agreement and has determined that the terms of the Merger are fair to, and in the best interests of, the Company and the Public Stockholders.

(c)
This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each H Party, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

Section 2.5.      Consents.

(a)
Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 2.5(b) have been made or obtained, the execution, delivery and performance by the Company of this Agreement will not (with or without notice or lapse of time) result in any violation of or be in conflict with, or result in a breach of, or constitute a default (or trigger or accelerate loss of rights or benefits or accelerate performance or obligations required) under:

(i)
any provision of any of the Companies’, any of the Company Subsidiaries’ or, to the knowledge of the Company, the Canadian Joint Venture’s certificates of incorporation or bylaws (or comparable organizational documents);

(ii)
any term or provision of any state or federal (domestic or foreign) law, ordinance, rule or regulation to which any of the Companies, the Company Subsidiaries or, to the knowledge of the Company, the Canadian Joint Venture, is subject, except for such violations, breaches or defaults that would not have, together with all such other violations, breaches and defaults, a Material Adverse Effect on any of the Companies or prevent or materially delay the consummation of the transactions contemplated by this Agreement; or

(iii)
any Contract or Judgment to which any of the Companies, the Company Subsidiaries or, to the knowledge of the Company, the Canadian Joint Venture, is a party or by which any of the Companies, the Company Subsidiaries or, to the knowledge of the Company, the Canadian Joint Venture, is bound, or result in the creation of any Lien upon any of the properties or assets of any of the Companies, the Company Subsidiaries or, to the knowledge of the Company, the Canadian Joint Venture, except for such violations, breaches, defaults or Liens that would not have, together with all such other violations, breaches, defaults and Liens, a Material Adverse Effect on any of the Companies or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)
No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the Company’s valid execution, delivery or performance of this Agreement, or the consummation of any other transaction contemplated on the part of the Companies under this Agreement, except (1) in connection, or in compliance, with the Securities Act and the Exchange Act, (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate related documents with the relevant authorities of other states in which any of the Companies is qualified to do business, (3) the FCC Consent, (4) the filings required under, and compliance with other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (5) approvals, qualifications, orders, authorizations, or filings, in each case, the failure to obtain which would not have a Material Adverse Effect on any of the Companies or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 2.6.      Opinion of Financial Advisor and Approval by the Special Committee.

(a)
On or prior to the date of this Agreement, the Special Committee has (i) approved the terms of this Agreement and the Merger as they relate to the Public Stockholders, (ii) determined that the Merger is fair to and in the best interest of the Company and the Public Stockholders, (iii) recommended that the Board of Directors of the Company approve this Agreement and the Merger, and (iv) together with the rest of the Board of Directors of the Company, resolved to recommend to the Public Stockholders that they approve the adoption of this Agreement.

(b)
The Special Committee and the Board of Directors of the Company have received an opinion of Morgan Stanley & Co. Incorporated to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the Public Stockholders.  A true, complete and signed copy of such opinion will promptly be delivered to H.

Section 2.7.      Brokers and Finders.  Other than Morgan Stanley & Co. Incorporated, none of the Companies has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s or similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement.  The Company has disclosed to H all amounts payable to Morgan Stanley & Co. Incorporated.

Section 2.8.      Proxy Statement; Schedule 13E-3.

(a)
None of the information to be supplied by any of the Companies for inclusion in the Proxy Statement or the Schedule 13E-3 will, in the case of the Schedule 13E-3, as of the date thereof and the date of any amendment thereto and, in the case of the Proxy Statement, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is filed with the SEC and at the time the Proxy Statement is mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b)	Each of the Proxy Statement and the Schedule 13E-3 will, as of its first date of use, comply as to form in all material respects with the provisions of the Exchange Act.

Section 2.9.      SEC Documents; Financial Statements; Sarbanes-Oxley.

(a)
The Company has filed with the SEC all reports, schedules, forms, statements, amendments, supplements and other documents required to be filed with the SEC since January 1, 2007, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (these documents, and together with all information incorporated by reference therein and exhibits thereto, the “SEC Documents”).

(b)
As of the respective dates that they were filed, the SEC Documents complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be.  None of the SEC Documents, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated in or necessary in order to make the statements in the SEC Documents, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the SEC Documents.  To the knowledge of the Company, none of the SEC Documents is the subject of ongoing SEC formal, informal or voluntary review or investigation.

(c)
The financial statements of the Company included in the SEC Documents (i) comply in all material respects with applicable accounting requirements and the applicable published rules and regulations of the SEC, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by applicable instructions or regulations of the SEC relating to the preparation of quarterly reports on Form 10-Q) applied on a consistent basis during the period involved (except as may be indicated in the notes to the financial statements), and (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates and the Company’s consolidated results of operations and cash flows for the periods then ended except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(d)
The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by Section 302 of the Sarbanes-

Oxley Act of 2002.  The Company’s “disclosure controls and procedures” are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.  None of the Companies is a party to any off-balance sheet arrangements (as defined in Item 303(c) of Regulation S-K promulgated under the Exchange Act).

Section 2.10.    Absence of Certain Changes or Events.

(a)
Except as previously disclosed to H in accordance with the terms of the MCSA, since January 1, 2009, the Companies, the Company Subsidiaries and, to the knowledge of the Company, the Canadian Joint Venture, have conducted their respective businesses only in the ordinary course of such businesses.

(b)
Since January 1, 2009, there has not been any event, fact, violation, circumstance or other matter that has or have had, or would reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on any of the Companies.

Section 2.11.    No Undisclosed Material Liabilities.  None of the Companies nor any of the Company Subsidiaries and, to the knowledge of the Company, nor the Canadian Joint Venture, has any liabilities of any kind whatsoever (whether accrued, contingent, absolute or otherwise, whether known or unknown) whether or not required, if known, to be reflected, reserved for or disclosed on the consolidated financial statements of the Company prepared in accordance with GAAP or the notes thereto, except liabilities:

(a)
reflected, reserved for or disclosed in the Company’s audited consolidated balance sheet as of December 31, 2008 included in the SEC Documents filed by the Company and publicly available prior to the date of this Agreement;

(b)
incurred after December 31, 2008 in the ordinary course of business consistent with past practice and that, individually in the aggregate, have not had and could not be reasonably be expected to be material to the Companies, taken as a whole; and

(c)	incurred under this Agreement or in connection with the transactions contemplated by this Agreement.

Section 2.12.    Compliance with Laws and Court Orders.  Each of the Companies, the Company Subsidiaries and, to the knowledge of the Company, the Canadian Joint Venture, is in compliance in all material respects with and, to the knowledge of each of the Companies, has not been given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree of any Governmental Entity applicable to any of the Companies, the Company

Subsidiaries or the Canadian Joint Venture, except for such violations as would not reasonably be expected to, either individually or in the aggregate, have a material adverse effect on any of Companies, the Company Subsidiaries or the Canadian Joint Venture.  Each of the Companies and the Company Subsidiaries and, to the knowledge of the Company, the Canadian Joint Venture, has all franchises, permits, licenses and any similar authorities (the “Permits”) reasonably necessary for the conduct of their business as being conducted by them, the absence of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on any of the Companies.  No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Companies, threatened.  To the knowledge of the Companies, the Companies, the Company Subsidiaries and the Canadian Joint Venture are not in default in any material respect under any Permits.

Section 2.13.    Litigation and Claims.  None of the Companies nor the Company Subsidiaries and, to the knowledge of the Company, nor the Canadian Joint Venture, is subject to any continuing order of, or written agreement or memorandum of understanding with, any Governmental Entity or any judgment, order, writ, injunction, decree, or award of any Governmental Entity or any court or arbitrator, and there is no claim, action, suit, litigation, proceeding, or arbitration pending or, to the knowledge of any of the Companies, threatened, except for matters which would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on any of the Companies.

Section 2.14.    Employee Plans.  For purposes of this Section 2.14, the term “Benefit Plan” means each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by any of the Companies or any of the Company Subsidiaries for the benefit of directors, employees or former employees of any of the Companies or any of the Company Subsidiaries.

(a)
Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended.

(b)
No liability under Title IV or section 302 of ERISA has been incurred by any of the Companies or any of the Company Subsidiaries or, to the knowledge of the Company, the Canadian Joint Venture, that has not been satisfied in full.

(c)
The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of any of the Companies or any of the Company Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

Section 2.15.    Tax Matters.  (a) Each of the Company and the Company Subsidiaries and, to the knowledge of the Company, the Canadian Joint Venture, has filed all material Tax Returns required to be filed by it, all such Tax Returns are true and correct in all material respects, and the Company, each of the Company Subsidiaries and, to the knowledge of the Company, the Canadian Joint Venture, has paid all material Taxes due and payable, whether or not shown on such Tax Returns, or has made adequate provision (in accordance with GAAP) for all material Taxes on the latest balance sheet included in the financial statements included in the filed SEC Documents; (b) there is no pending examination, investigation, audit, suit, action, claim or proceeding relating to material Taxes of the Company, any of the Company Subsidiaries or, to the knowledge of the Company, the Canadian Joint Venture, and no written notice thereof has been received by the Company, any of the Company Subsidiaries and, to the knowledge of the Company, the Canadian Joint Venture; (c) neither the Company nor any of the Company Subsidiaries and, to the knowledge of the Company, nor the Canadian Joint Venture, has received written notice of a determination by any Taxing Authority that any material Tax amounts are owed by the Company, any of the Company Subsidiaries or the Canadian Joint Venture, which determination has not been paid, compromised, or otherwise finally disposed of, and, to the knowledge of the Company, no such determination is proposed or threatened; (d) there are no material Liens arising from or related to Taxes on or pending against the Company, any Company Subsidiary or, to the knowledge of the Company, the Canadian Joint Venture or any of their properties, other than statutory liens for Taxes that are not yet due and payable; (e) neither the Company nor any Company Subsidiary and, to the knowledge of the Company, nor the Canadian Joint Venture has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355(a) of the Code within the two-year period prior to the date of this Agreement; (f) neither the Company nor any of the Company Subsidiaries and, to the knowledge of the Company, nor the Canadian Joint Venture, has participated in any “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2); (g) neither the Company nor any of the Company Subsidiaries and, to the knowledge of the Company, nor the Canadian Joint Venture, is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries); and (h) neither the Company nor any of the Company Subsidiaries and, to the knowledge of the Company, nor the Canadian Joint Venture, has ever been a member of a consolidated, combined or unitary Tax group (other than such a group consisting exclusively of the Company and the Company Subsidiaries).

Section 2.16.    Contracts.

(a)
None of the Companies nor any of the Company Subsidiaries, and to the knowledge of the Company, nor the Canadian Joint Venture, is subject to any non-competition, non-solicitation or similar Contract or restriction.

(b)
The Cooperation Agreement dated as of December 20, 2007 by and among LP, SkyTerra (Canada), the Company, and Inmarsat (the “Cooperation Agreement”), is in full force and effect.  Neither the Company, nor any Company Subsidiary, nor SkyTerra (Canada) has declared a Triggering Investment (as defined in the Cooperation Agreement) under the Cooperation Agreement. The Company has provided to H a true, correct and complete copy of the Cooperation Agreement, together with all amendments, modifications or supplements thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE H PARTIES

Master Fund, Special Fund and Acquisition Corp. (each, a “H Party” and together, the “H Parties”) hereby severally and not jointly warrant to the Company as follows:

Section 3.1.      Organization and Qualification.  Each of Master Fund and Special Fund has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its organization.  Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Acquisition Corp. has been incorporated solely for the purpose of merging with and into the Company and taking action incident to the Merger.  Except for obligations or liabilities and activities contemplated by this Agreement, Acquisition Corp. has not incurred any obligations or liabilities or engaged in any business activities of any kind prior to the Closing.  Acquisition Corp. is and will remain an Affiliate of H prior to the Closing.

Section 3.2.      Authorization.

(a)
Each H Party has all exempted company or corporate power and authority to enter into this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

(b)
The execution and delivery of this Agreement by each H Party and the consummation by each H Party of the transactions contemplated by this Agreement have been duly authorized by all exempted company or corporate action on the part of each H Party.

(c)
This Agreement has been duly executed and delivered by each H Party and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each H Party, enforceable against each H Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally or by general equitable principles.

Section 3.3.      Consents.

(a)
Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 3.3(b) have been made or obtained, the execution, delivery and performance by each H Party of this Agreement will not result in any violation of or be in conflict with, or result in a breach of, or constitute a default under:

(i)
any term or provision of any state or federal law, ordinance, rule or regulation to which any H Party is subject and which violation, breach or default would have, together with all such other violations, breaches and defaults, a Material Adverse Effect on the H Parties or prevent or materially delay the consummation of the transactions contemplated by this Agreement; or

(ii)
the Certificate of Incorporation or By-Laws or other organizational documents of each H Party, as amended and in effect on the date of this Agreement or the Closing Date, or any Contract or Judgment to which any H Party is a party or by which any H Party is bound, or result in the creation of any Lien upon any of the properties or assets of any H Party, which breach or default would have, together with all such other breaches and defaults, a Material Adverse Effect on the H Parties or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)
No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the valid execution, delivery or performance of this Agreement by any H Party, or the consummation of any other transaction contemplated on the part of any H Party under this Agreement, except (1) in connection, or in compliance, with the Securities Act and the Exchange Act, (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (3) the FCC Consent, (4) the filings required under, and compliance with other applicable requirements of, the HSR Act, and (5) approvals, qualifications, orders, authorizations, or filings, in each case the failure to obtain which would not have a Material Adverse Effect on the H Parties or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.4.      Financing.  H will cause Acquisition Corp. to have funds sufficient to pay the aggregate Merger Consideration at the Effective Time.

Section 3.5.      Brokers and Finders.  Other than UBS Securities LLC, no H Party has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s, or similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement.

Section 3.6.      Proxy Statement; Schedule 13E-3.  None of the information to be supplied by a H Party for inclusion in the Proxy Statement or Schedule 13E-3 will, in the case of the Schedule 13E-3, as of the date thereof and the date of any amendment thereto and, in the case of the Proxy Statement, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is filed with the SEC and at the time the Proxy Statement is mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein with respect to the information provided by a H Party, in light of the circumstances under which they are made, not misleading.

ARTICLE IV

CERTAIN COVENANTS AND AGREEMENTS

Section 4.1.      Certain Actions Pending Merger.  Prior to the Effective Time, (i) the Companies shall (and shall cause the Company Subsidiaries to and, to the extent within the Company’s Control, cause the Canadian Joint Venture to) conduct their respective businesses in the ordinary and usual course of business, consistent with past practice and (ii) except as and to the extent prohibited by the respective Sections 4.13 of the indentures governing the LP’s outstanding 14% Senior Secured Notes due 2013, the 16.5% Senior Unsecured Notes due 2013, and the 18% Senior Unsecured Notes due 2013, none of the Companies shall (and shall cause the Company Subsidiaries not to and, to the extent within the Company’s Control, cause the Canadian Joint Venture not to) take any of the following actions, except with the prior written consent of H (which in the case of clauses (f), (g), (h), (i), (j), (k)(A), (m), (n), (o), (q), (r),  and (t), shall not be unreasonably withheld, such reasonableness to be determined from the perspective of H) or as expressly contemplated or permitted by this Agreement:

(a)
declare, set aside or pay any dividends on or make any other distribution in respect of any of its capital stock; provided, however, that this clause (a) shall not apply to (i) any wholly-owned subsidiary of the Company and (ii) the Canadian Joint Venture if such action is pursuant to the terms of any agreement in effect on the date of this Agreement and set forth on Section 4.1(a) of the Company Disclosure Schedule (true and complete copies of which have been delivered to H);

(b)
split, combine or reclassify any of its capital stock or other equity interests or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or other equity interests or repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests other than pursuant to the terms of any agreement in effect on the date of this Agreement and set forth on Section 4.1(b) of the Company Disclosure Schedule (true and complete copies of which have been delivered to H);

(c)	issue, deliver, pledge, encumber or sell, or authorize the issuance, delivery, pledge, encumbrance or sale of, or purchase or propose the purchase of, any shares of its capital stock or other equity interests or securities convertible into, or rights, warrants or options to acquire, any such shares of capital stock or other equity interests or other convertible securities (other than the issuance on Option Exercise, an Exchange, a Transfer or a Warrant Exercise, in each case in accordance with their respective present terms), authorize or propose any change in its equity capitalization, or amend any of the financial or other economic terms of such securities or the financial or other economic terms of any agreement to which any of the Companies is a party relating to such securities, except as set forth on Section 4.1(c) of the Company Disclosure Schedule;

(d)	amend its Certificate of Incorporation, By-laws or other organizational documents in any manner;

(e)
merge or consolidate with any other Person, or acquire any assets or capital stock of any other Person, other than acquisitions of assets in the ordinary course of business consistent with past practice;

(f)	incur any indebtedness for money borrowed or guarantee any such indebtedness of another Person, except as set forth on Section 4.1(f) of the Company Disclosure Schedule;

(g)
make or authorize any capital, operating or cash expenditures, other than capital, operating and cash expenditures that are in the aggregate no greater than (i) $108 million in the aggregate for the period September 1, 2009 through December 31, 2009, (ii) $137 million in the aggregate for the period September 1, 2009 through January 31, 2010, (iii) $158 million in the aggregate for the period September 1, 2009 through February 28, 2010 and (iv) $170 million in the aggregate for the period September 1, 2009 through March 31, 2010; provided, that, if the transaction is not consummated prior to April 1, 2010, the provisions of this Section 4.1(g) shall cease to apply; provided, further, that the costs calculated pursuant to this Section 4.1(g) shall not include any employee severance expenses or D&O “run-off” insurance policy premiums;

(h)	except as may be required by changes in applicable law or GAAP, change any method, practice or principle of accounting;

(i)
enter into any new employment agreements with, or increase the compensation of, any officer (vice president or above) or director of any of the Companies (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such person has the right to any form of compensation from any of the Companies), other than as required by law or by written agreements in effect on or prior to the date of this Agreement and set forth on Section 4.1(i) of the Company Disclosure Schedule (true and complete copies of which have been delivered to H) with such person, or otherwise amend in any material respect any existing agreements with any such person or use its discretion to amend any Company Plan or accelerate the vesting or any payment under any Company Plan;

(j)
enter into any transaction with any officer (vice president or above) or director of any of the Companies, other than as provided for in the terms of any agreement in effect on or prior to the date of this Agreement and set forth on Section 4.1(j) of the Company Disclosure Schedule (true and complete copies of which have been delivered to H);

(k)
settle or otherwise compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to (A) any of the Companies or (B) the Merger or the transactions contemplated by this Agreement;

(l)
sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction) any of its properties or assets (including securities of the Company Subsidiaries and the Canadian Joint Venture) to any Person, except (i) in the ordinary course of business consistent with past practice, (ii) pursuant to an agreement in effect on the date of this Agreement and set forth on Section 4.1(l) of the Company Disclosure Schedule (true and complete copies of which have been delivered to H), or (iii) dispositions of obsolete or worthless assets;

(m)
make an investment in, or loan to, any Person, except (i) the Companies or wholly-owned subsidiaries of the Companies or (ii) the Canadian Joint Venture pursuant to an agreement in effect on the date of this Agreement and set forth on Section 4.1(m) of the Company Disclosure Schedule (true and complete copies of which have been delivered to H);

(n)
(i) enter into, terminate or amend any Contract that is material to the Companies, taken as a whole, other than in the ordinary course of business consistent with past practice, (ii) enter into or extend the term or scope of any Contract that purports to restrict any of the Companies, or any existing or future subsidiary or Affiliate of any of the Companies, from engaging in any line of business or in any geographic area, or (iii) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated by this Agreement, or (iv) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(o)
issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of H, except for communications in the ordinary course of business that do not relate to the transactions contemplated by this Agreement or as required by applicable law (provided that H is afforded a reasonable opportunity to review and comment thereon);

(p)
(i) surrender, or to permit a materially adverse modification of, revocation of, forfeiture of, or failure to renew under regular terms, any of the licenses that are material to the business of any of the Companies or any of the Company Subsidiaries or their Affiliates, or cause the FCC to institute any proceedings for the revocation, suspension, or materially adverse modification of any such licenses that are material to the business of any of the Companies or any of the Company Subsidiaries; or (ii) fail to comply in all material respects with all requirements and conditions of the licenses of the Companies;

(q)
make or change any material election concerning Taxes or Tax Returns, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a material refund of Taxes or obtain any Tax ruling;

(r)
file any registration statement under the Securities Act, other than pursuant to the Registration Rights Agreement dated as of July 24, 2008 among the Company, Master Fund, Special Fund, Harbinger Co-Investment Fund, L.P. and Harbinger Capital Partners Fund I, L.P.;

(s)
without limiting clause (n), take any actions to (i) terminate, amend or otherwise modify the Cooperation Agreement (except that the Company hereby agrees that it shall as promptly as practicable after the date of this Agreement request (and shall use its best efforts) to have Inmarsat agree to  (A) accept cash in lieu of issuances of Common Stock under the Cooperation Agreement and (B) extend the date that a Triggering Investment is consummated and identified under the Cooperation Agreement to a date subsequent to the Closing Date (provided that, without the prior written consent of H, the Company shall not pay or agree to pay any amounts or make any financial or other material accommodations to obtain Inmarsat’s agreement thereto)), or (ii) declare a Triggering Investment under the Cooperation Agreement;

(t)
disclose any confidential or proprietary information, except (i) pursuant to a customary confidentiality or non-disclosure agreement or (ii) as required by applicable law; provided that the Company uses its best efforts to obtain assurances that confidential treatment will be accorded to such information; or

(u)	the entering into any agreement to, or the making of any commitment to, take any of the actions prohibited by this Section 4.1.

Section 4.2.      Proxy Statement.

(a)
As soon as reasonably practicable after the date of this Agreement (and provided that the H parties shall have provided the information set forth in the fourth sentence of this Section 4.2(a)), the Company will prepare and file with the SEC a proxy statement relating to the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”).  As soon as reasonably practicable after the date of this Agreement, the Company and H shall jointly prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement.  The Company will use its reasonable efforts to respond to any comments of the SEC and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable; provided, however, that prior to the filing and mailing of the Proxy Statement, the Company will consult with the H Parties and their counsel with respect to the Proxy Statement and shall afford the H Parties reasonable opportunity to review and comment thereon and include all comments reasonably proposed by H.  The H Parties will provide the Company with any information for inclusion in the Proxy Statement which may be required under applicable law and which is reasonably requested by the Company.  The Company will promptly notify the H Parties of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information, and will supply the H Parties with copies of all correspondence (and ability to participate in all communications) between the Company and any of its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby.  If at any time prior to the Company Stockholders’ Meeting any event should occur which is required by applicable law to be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company will as promptly as reasonably practicable prepare (in the case of the Schedule 13E-3, the Company and H will jointly prepare) and, if appropriate, mail to stockholders such amendment or supplement; provided, however, that prior to such mailing of the Proxy Statement or any amendment thereto, the Company will consult with the H Parties and their counsel with respect to such amendment or supplement and shall afford the H Parties reasonable opportunity to review and comment thereon and include all comments reasonably proposed by H.

(b)
Subject to Section 4.3, the Company through the Company’s Board of Directors (acting upon the recommendation of the Special Committee) shall recommend to its Public Stockholders the adoption of this Agreement and the transactions contemplated hereby and such recommendation and a copy of the opinion referred to in Section 2.6 shall be included in the Proxy Statement and the Schedule 13E-3.

Section 4.3.      Stockholders’ Meeting.

(a)
The Company will call and hold a meeting of the stockholders of the Company for the purpose of voting upon the adoption and approval of this Agreement and the transactions contemplated by this Agreement (such meeting, the “Company Stockholders’ Meeting”).  The Company Stockholders’ Meeting will be held (on a date selected by the Company in consultation with the H Parties) as promptly as practicable (but no later than 30 days) after the mailing of the Proxy Statement to the stockholders of the Company subject to any reasonable delay (but not longer than ten days per event) required by the need to supplement or amend the Proxy Statement.  Each of Master Fund and Special Fund hereby agree to, and agree to cause Acquisition Corp. to, vote all shares of its Common Stock in favor of the adoption and approval of this Agreement and the transactions contemplated by this Agreement.  Neither the Board of Directors of the Company nor any committee thereof (including the Special Committee) shall, except as expressly permitted by this Section 4.3, withdraw, qualify or modify its approval or recommendation of the adoption and approval of this Agreement and the transactions contemplated hereby in a manner adverse to H (an “Adverse Company Board Recommendation”).

(b)
Notwithstanding anything to the contrary contained herein, at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Board of Directors of the Company (acting upon the recommendation of the Special Committee) or the Special Committee may make an Adverse Company Board Recommendation if:

(i)
(A) the Company has received after the date of this Agreement an Acquisition Proposal that the Special Committee has determined in good faith (after consultation with its financial advisors and legal counsel) constitutes a Superior Proposal, (B) the Company has notified H in writing that it intends to enter into a definitive agreement implementing such Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “Superior Proposal Notice”), and (C) during the five (5) business day period commencing upon the Company’s delivery to H of its Superior Proposal Notice, (x) the Company shall have offered to negotiate with (and, if accepted, negotiate in good faith with) H in making adjustments to the terms and conditions of this Agreement and (y) the Special Committee shall have determined in good faith (after consultation with its financial advisors and legal counsel), after the end of such five (5) business day period, and after considering the results of such negotiations and the revised proposals made by H, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal (the “Termination Recommendation”); provided that any amendment, supplement or modification to the financial terms or other material terms of any Acquisition Proposal shall be deemed a new Acquisition Proposal and the Company may not terminate this Agreement pursuant to Section 6.1(d) unless the Company has complied with the requirements of this Section with respect to such new Acquisition Proposal, including sending a Superior Proposal Notice with respect to such new Acquisition Proposal and offering to negotiate for a five (5) business day period from such new Superior Proposal Notice;

(ii)	in response to an Intervening Event (as hereafter defined);

but in each case referred to in the foregoing clauses (i) and (ii), only if the Special Committee determines in good faith (after consultation with its outside legal counsel) that the Adverse Company Board Recommendation is necessary in order for the Special Committee to comply with its fiduciary obligations to the Public Stockholders under applicable law.  Notwithstanding any Adverse Company Board Recommendation pursuant to clause (ii) above, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders’ Meeting for the purpose of adopting this Agreement and the transactions contemplated hereby, and nothing contained herein shall relieve the Company of such obligation.

(c)	For purposes of this Agreement,

(i)
“Superior Proposal” means a bona fide, written, unsolicited and un-withdrawn offer by a third-party to acquire, for consideration consisting entirely of cash and securities having a readily ascertainable value, (i) not less than all of the shares of capital stock of the Company beneficially owned (within the meaning of the Exchange Act) by the Public Stockholders (which acquisition may be pursuant to a merger or tender offer) or (ii) all or substantially all of the assets of the Companies on a consolidated basis, which offer, in each case under clauses (i) and (ii), is not subject to contingencies relating to financing, due diligence or negotiation of transaction documentation and is otherwise on terms and conditions which the Special Committee determines in good faith (after consultation with legal and financial advisors of national reputation) to be more favorable to the Public Stockholders from a financial point of view than the Merger, taking into account at the time of determination (A) the ability of the Person making such offer to reasonably promptly consummate the transactions contemplated by such offer (based upon, among other things, the expectation of obtaining required regulatory and other approvals and such Person’s ability to obtain financing) and (B) any changes to the terms of this Agreement that as of that time had been proposed by H.

(ii)
“Intervening Event” means a material event, change, development, effect, occurrence or state of facts (an “Event”) that was not known or reasonably foreseeable to the Board of Directors of the Company or the Special Committee on the date of this Agreement, and becomes known to the Board of Directors of the Company or the Special Committee before the Required Company Stockholder Vote; provided, that in no event shall the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto constitute an Intervening Event.

Section 4.4.      Reasonable Best Efforts.  Subject to the terms and conditions herein provided, each of the Parties agrees to (i) use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or required to be taken by any Governmental Entity or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by any Party in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law; provided that the Parties shall cooperate with each other in connection with the making of all such filings, including (subject to applicable law) providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.  The Parties shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Schedule 13E-3) in connection with the transactions contemplated by this Agreement.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party to this Agreement shall take all such necessary or desirable action.  Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without H’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 4.4 shall require H or its Affiliates to offer, accept or agree to (A) dispose or hold separate any part of its or the Company’s businesses, operations, assets or product lines (or a combination of H’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, H, the Company, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world.

Section 4.5.      Inspection of Records.  From the date of this Agreement to the Effective Time, the Companies shall (i) allow all designated officers, attorneys, financial advisors, accountants and other representatives of H reasonable access at all reasonable times to the personnel, auditors, offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, Contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Companies and (ii) make available for inspection by H and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request to the extent such information is readily available.  No investigation by any Party, whether prior to the execution of this Agreement or pursuant to this Section 4.5, shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of any Party.

Section 4.6.      Notification of Certain Matters.  From and after the date of this Agreement until the Effective Time, each Party shall promptly notify the other Parties of:

(a)
any change or event, or series of changes or events, having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on it or would be reasonably likely to cause any of the conditions in Article V not to be satisfied or to cause the satisfaction thereof to be materially delayed;

(b)
the receipt of any material notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

(c)	the receipt of any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated hereby; and

(d)
any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Party, threatened against any Party which seeks to prohibit, prevent or materially delay consummation of the transactions contemplated hereby;

in each case, to the extent such event or circumstance is or becomes known to the Party required to give such notice; provided, however, that the delivery of any notice pursuant to this Section 4.6 shall not be deemed to be an amendment of this Agreement and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.

Section 4.7.      Disclosure.  None of the Parties or their respective Affiliates will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated by this Agreement without the prior consent of the other Party (which consent will not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation.  The Parties will consult (to the extent reasonably practicable if disclosure is required by law) with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statement with respect to this Agreement and the transactions contemplated by this Agreement, whether or not required by law.  The Parties shall agree on the text of a joint press release by which the Parties will announce the execution of this Agreement.

Section 4.8.      Directors’ and Officers’ Indemnification.

(a)
The Certificate of Incorporation and the By-laws of the Surviving Corporation will contain the provisions with respect to indemnification, advancement of expenses and limitation of liability of directors and officers set forth in the Company’s Amended and Restated Certificate of Incorporation and By-laws on the date of this Agreement.  These provisions may not be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would adversely affect the rights under the Amended and Restated Certificate of Incorporation and By-laws of individuals who on or prior to the Effective Time were directors or officers of the Company or served at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such modification is required by law and then only to the maximum extent required by such applicable law, and except to make changes permitted by applicable law that would enlarge the exculpation, rights of indemnification or advancement of expenses thereunder; provided, however, that if any claims are asserted or made within such six-year period, all rights to indemnification (and to advancement of expenses) hereunder in respect of such claims shall continue, without diminution, until disposition of all such claims.

(b)
From the Effective Time through the later of (i) the sixth anniversary of the date on which the Effective Time occurs and (ii) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation referred to below, the Surviving Corporation shall indemnify and hold harmless each present and former officer and director of the Company, and each person who served at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, including each person controlling any of the foregoing persons (collectively, the “Indemnified Parties” and each, an “Indemnified Party”), against all claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law and required by the Certificate of Incorporation or By-laws of the Company or indemnification agreements in effect on the date of this Agreement and set forth on Section 4.8(b) of the Company Disclosure Schedule, including provisions relating to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation.

(c)
The Surviving Corporation shall provide, for a period of not less than six (6) years after the Effective Time, the Company’s current and former directors and officers who are currently covered by the Company’s existing director and officer insurance policy with an insurance policy (including by arranging for run-off coverage, if necessary) that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy, or, if substantially equivalent insurance coverage is unavailable, the most advantageous D&O Insurance obtainable for an annual premium equal to the amount set forth on Section 4.8(c) of the Company Disclosure Schedule; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of the amount set forth on Section 4.8(c) of the Company Disclosure Schedule; provided further, however, that in lieu of the foregoing, any of the H Parties shall be permitted to procure “tail insurance coverage” to cover the Company’s current and former directors and officers who are currently covered by the Company’s existing director and officer insurance policy that provides coverage for events occurring at or prior to the Effective Time, which coverage shall be no less favorable than the existing director and officer insurance policy, and the Surviving Corporation shall maintain such coverage for a period of not less than six (6) years after the Effective Time.

(d)
This Section 4.8 shall survive the Effective Time, is intended to benefit the Surviving Corporation, the Company’s current and former directors and officers who are currently covered by the Company’s existing director and officer insurance policy and shall be enforceable by such persons, their heirs, assigns and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.  In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at H’s option, H, shall assume the obligations set forth in this Section 4.8.

Section 4.9.      Stockholder Litigation.  Each of the Parties shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against any Party or their respective directors and officers, as applicable, relating to this Agreement and the transactions contemplated hereby.

Section 4.10.    Company 2009 Annual Bonuses.  If the Closing occurs prior to February 15, 2010, H shall cause the Surviving Corporation to establish a 2009 annual bonus pool (the “Bonus Pool”), the aggregate amount of which shall be determined in the same manner and based on the same terms and conditions previously authorized by the Compensation Committee of the Company with respect to the Company’s 2009 annual bonus program.  Following the end of 2009, the Compensation Committee of the Board of Directors of Surviving Corporation shall in its discretion establish the amounts of the individual awards to be paid from the Bonus Pool to each plan participant who is employed by the Company or a Company Subsidiary (or, if applicable, Surviving Corporation or one of its subsidiaries) as of the earlier of (a) the Closing Date and (b) December 31, 2009, provided that prior to the date such 2009 annual bonus is paid, such individual’s employment with the Surviving Corporation and its Subsidiaries has not been terminated for “Cause” (as defined in the Company’s 2006 Equity and Incentive Plan) or due to the individual’s voluntary termination of employment, and shall cause the Surviving Corporation to pay such awards no later than March 15, 2010.  The sum of such individual amounts shall be at least equal to the amount of the Bonus Pool; provided, however, that the Bonus Pool shall be reduced by the target bonus amount attributable to any plan participant (i) whose employment with the Companies or the Company Subsidiaries is terminated for “Cause” (as defined in the Company’s 2006 Equity and Incentive Plan) or (ii) who voluntarily terminates employment with the Companies or the Company Subsidiaries, in either case, prior to December 31, 2009.

Section 4.11.    Other Obligations.  Unless this Agreement shall have been terminated in accordance with Section 6.1 or the Closing shall have occurred, in each case, on or prior to

January 4, 2010, each of the parties agrees (and shall cause its subsidiaries to agree) that the Fourth Closing Date (as defined in the SPA) shall be automatically extended until the day that is ten business days immediately following termination of this Agreement in accordance with Section 6.1.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1.      Conditions to each Party’s Obligation to Effect the Merger.  The respective obligation of each Party to effect the Merger is subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by the Parties in writing, in whole or in part, to the extent permitted by applicable law):

(a)
No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect (each Party agreeing to use its reasonable efforts (as set forth in Section 4.4 hereof) to have any restraining order, injunction or other order or legal restraint or prohibition lifted) nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced, which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

(b)
Approval of Stockholders.  The adoption of this Agreement shall have been approved by the requisite vote of the stockholders of the Company in accordance with the DGCL (the “Required Company Stockholder Vote”).

(c)
Consents.  Other than the filing of the Certificate of Merger, all material consents, approvals and authorizations of and filings with Governmental Entities required for the consummation of the Merger (including the FCC Consent, which shall be in full force and effect) must have been obtained or effected.

Section 5.2.      Conditions to the Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

(a)
Representations and Warranties.  The representations and warranties of each H Party contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects except for de minimis inaccuracies) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent that such representations and warranties speak as of a specific date, in which case such representations and warranties shall be true and correct as of such date).

(b)
Agreements.  Each H Party shall have performed and complied in all material respects with all its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c)
Certificate.  The Company shall have received a certificate of a senior executive officer of each of Master Fund and Special Fund, dated the Closing Date, certifying that the conditions specified in Section 5.2(a) and Section 5.2(b) have been fulfilled.

Section 5.3.      Conditions to the Obligation of the H Parties to Effect the Merger.  The obligation of the H Parties to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

(a)
Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect or set forth in Sections 2.2(a), 2.2(b) or 2.10(b), which representations and warranties shall be true and correct in all respects except for de minimis inaccuracies) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent that such representations and warranties speak as of a specific date, in which case such representations and warranties shall be true and correct as of such date).

(b)
Agreements.  The Company must have performed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c)
Certificate.  Master Fund and Special Fund shall have received a certificate of a senior executive officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 5.3(a) and Section 5.3(b) have been fulfilled.

(d)	Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to any of the Companies.

(e)
Dissenting Stockholders.  Appraisal rights shall not have been exercised and notice of the intention to exercise such rights shall not have been given in accordance with the provisions of Section 262(d) of the DGCL by Company stockholders with respect to, in the aggregate, more than seven and one-half percent (7.5%) of the outstanding shares of Capital Stock as of immediately prior to the Effective Time determined on a Fully-Diluted Basis.

(f)	FCC Consent. The FCC Consent shall not be subject to any conditions that are materially adverse to the H Parties.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

Section 6.1.      Termination.  This Agreement may be terminated and the Merger may be abandoned as follows:

(a)	at any time prior to adoption of this Agreement by the Required Company Stockholder Vote, by the mutual written consent of Master Fund, Special Fund and the Company;

(b)	by either H or the Company, in each case by written notice to the other, if:

(i)
at any time prior to adoption of this Agreement by the Required Company Stockholder Vote, the Merger has not been consummated on or prior to the Outside Date; provided that the right to terminate this Agreement under this Section 6.1(b)(i) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or

(ii)
at any time prior to the Effective Date, an administrative agency or commission or other governmental authority or instrumentality shall have issued a final nonappealable injunction, order, decree, judgment or ruling, permanently enjoining or otherwise prohibiting the Merger;

(c)	at any time prior to adoption of this Agreement by the Required Company Stockholder Vote, by H upon written notice to the Company:

(i)	if there has occurred an Adverse Company Board Recommendation; or

(ii)
upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that (if such breach occurred or was continuing as of the Closing Date) the conditions set forth in Section 5.3(a) or Section 5.3(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within 15 days following receipt of written notice of such breach; or

(iii)
if appraisal rights are exercised and notice of the intention to exercise such rights have been given in accordance with the provisions of Section 262(d) of the DGCL by Company stockholders with respect to, in the aggregate, more than seven and one-half percent (7.5%) of the outstanding shares of Capital Stock determined on a Fully-Diluted Basis; provided that such right to terminate pursuant to this Section 6.1(c)(iii) may not be exercised on or after the sixteenth business day following the Company Stockholders’ Meeting; or

(d)	at any time prior to adoption of this Agreement by the Required Company Stockholder Vote, by the Special Committee upon written notice to H:

(i)	if there has occurred a Termination Recommendation; provided that, prior to such termination the Special Committee shall have given H no less than five (5) business days notice; or

(ii)
upon a breach of any representation, warranty, covenant or agreement on the part of a H Party set forth in this Agreement such that (if such breach occurred or was continuing as of the Closing Date) the conditions set forth in Section 5.2(a) or Section 5.2(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within 15 days following receipt of written notice of such breach.

Section 6.2.      Effect of Termination.  If this Agreement is terminated as provided in Section 6.1, this Agreement will become null and void (except that the provisions of Sections 6.2, 7.3 and 7.4 will survive any termination of this Agreement), and there will be no liability on the part of any Party or any of their Affiliates; provided that nothing in this Agreement will relieve any party from any liability or obligation with respect to any breach of this Agreement prior to such termination.  Subject to Section 4.11, the termination of this Agreement shall have no effect on the MCSA, the SPA, or the Confidentiality Agreement dated as of April 10, 2008, as amended, among Master Fund, Special Fund and the Company.

Section 6.3.      Amendment.  This Agreement may be amended only by an agreement in writing executed by all of the Parties.  After the approval of the adoption of this Agreement by the stockholders of the Company, no amendment requiring approval of the stockholders of the Company and Acquisition Corp. shall be made without first obtaining such approval.

Section 6.4.      Waiver.  At any time prior to the Effective Time, whether before or after the satisfaction of the condition set forth in Section 5.1(b), any of the Parties may:

(a)	extend the time for the performance of any of the obligations or other acts of any of the other Party or Parties, as the case may be; or

(b)	waive compliance with any of the agreements of the other Party or Parties, as the case may be, or fulfillment of any conditions to its own obligations under this Agreement.

Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer.

ARTICLE VII

MISCELLANEOUS

Section 7.1.      Definitions.  In this Agreement, unless the context otherwise provides, the following terms have the following meanings:

“Adverse Company Board Recommendation” has the meaning specified in Section 4.3(a).

“Affiliates” means, with respect to any Person, (i) any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, such Person, or (ii) any director, officer, partner or member of management of such Person.

“Acquisition Corp.” has the meaning specified in the introductory paragraph of this Agreement.

“Acquisition Proposal” means a bona fide, unsolicited, proposal from any Person (whether or not in writing) which is not withdrawn relating to any (i) direct or indirect acquisition of all of the shares of Capital Stock owned by the Public Stockholders, (ii) direct or indirect acquisition of all of the shares of outstanding capital stock or ownership interests of any of the Companies, (iii) direct or indirect acquisition of all or substantially all of the assets of any of the Companies, or (iv) merger, consolidation, share exchange, business combination or similar transaction involving any of the Companies.

“Application” means FCC approval for the transfer of control of Subsidiary from XXX to H, pursuant to IB Docket No. 08-184, Public Notice, DA 09-996, 24 FCC Red 5226 (2009), including without limitation the petition for Declatory Ruling under Section 310(b)(4) attached to such application.

“Bonus Pool” has the meaning specified in Section 4.10.

“Canadian Joint Venture” means, collectively, SkyTerra Holdings (Canada) Inc., an Ontario corporation, and SkyTerra (Canada).

“Capital Stock” has the meaning specified in Recital A.

“Certificate of Merger” has the meaning specified in Section 1.2.

“Closing” has the meaning specified in Section 1.3.

“Closing Date” has the meaning specified in Section 1.3.

“Code” means the US Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning specified in Recital A.

“Companies” means the Company, LP and Subsidiary.

“Company” has the meaning specified in the introductory paragraph of this Agreement.

“Company Disclosure Letter” has the meaning specified in Article II.

“Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), and any severance,

change in control or employment plan, program or agreement, and vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan, program or policy and any other employee benefit plan, agreement, program or other arrangement sponsored or maintained by any of the Companies, in which present or former employees thereof participate or any of the Companies has any present or future liability.

“Company Stockholders’ Meeting” has the meaning set forth in Section 4.3(a).

“Company Subsidiaries” has the meaning specified in Section 2.3.

“Contract” means any contract, license, lease, commitment, arrangement, purchase or sale order, undertaking, understanding or other agreement, whether written or oral.

“Control” means the power to direct or cause the direction of management or policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Cooperation Agreement” has the meaning specified in Section 2.16(b).

“DGCL” has the meaning specified in Recital B.

“D&O Insurance” has the meaning specified in Section 4.8(c).

“Dissenting Shares” has the meaning specified in Section 1.6(a).

“Effective Time” has the meaning specified in Section 1.2.

“Exchange” has the meaning specified in Section 2.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated under such Act from time to time.

“Exchange Agent” has the meaning specified in Section 1.8(a).

“Exchange Fund” has the meaning specified in Section 1.8(a).

“FCC” means Federal Communications Commissions.

“FCC Consent” means all FCC approvals required to consummate the Merger.

“Fully-Diluted Basis” means, as of a date of determination, the number of shares of Capital Stock then issued and outstanding plus (without duplication) all shares of Capital Stock which the Company may be required to issue as of such date pursuant to options and warrants then outstanding which are vested, exercisable and “in-the-money”.

“GAAP” means accounting principles and practices generally accepted from time to time in the United States.

“Governmental Entity” means a court, legislature or other agency or instrumentality or political subdivision of any United States or foreign federal, national, multi-national, state, provincial or local government.

“H” has the meaning specified in the introductory paragraph of this Agreement.

“H Party” and “H Parties” has the meaning specified in Article III.

“HSR Act” has the meaning specified in Section 2.5(b).

“Indemnified Party” has the meaning specified in Section 4.8(b).

“Inmarsat” means Inmarsat Global Limited, a company incorporated under the laws of England and Wales.

“Intervening Event” has the meaning specified in Section 4.3(c)(ii).

“Judgment” means any judgment, order, award, writ, injunction or decree of any Governmental Entity or arbitrator.

“Lien” means any mortgage, pledge, lien, charge, restriction, claim or encumbrance of any nature whatsoever (other than Liens for or with respect to taxes that are not yet due and payable or delinquent), including any restriction on use, transfer, voting or other exercise of any attributes of ownership.

“LP” has the meaning specified in Section 2.1(a).

“Material Adverse Effect”: An event, fact, violation, breach, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on a Party if such event, fact, violation, breach, inaccuracy, circumstance or other matter had or would reasonably be expected to have a material adverse effect on the business, financial condition or FCC licenses of the Party (taken as a whole with its subsidiaries), other than any event or condition resulting from:  (A) general economic, business or satellite telecommunications industry conditions that do not disproportionately affect a Party compared to other industry participants; (B) the taking of any action required by this Agreement or from the announcement or pendency of the Merger (provided that this clause shall not apply with respect to the representations and warranties in Sections 2.5 and 2.11); or (C) a decline in a Party’s stock price (it being agreed that the facts and circumstances giving rise to such decline may be taken into account in determining whether a Material Adverse Effect has occurred).

“MCSA” means the Master Contribution and Support Agreement, dated July 24, 2008, by and between Master Fund, Special Fund, Harbinger Capital Partners Fund I, L.P., Harbinger Co-Investment Fund, L.P., the Company, LP, and Subsidiary.

“Merger” has the meaning specified in Recital B.

“Merger Consideration” has the meaning specified in Section 1.5(b)(i).

“Non-Voting Common Stock” has the meaning specified in Recital A.

“Option” has the meaning specified in Section 1.7.

“Option Exercise” has the meaning specified in Section 2.2(b).

“Outside Date” means March 31, 2010; provided that if the only condition or conditions set forth in Article V remaining to be satisfied (other than conditions that by their nature would only be satisfied at the Closing) on March 31, 2010 is one or more of the conditions set forth in Section 5.1(a), 5.1(c) and 5.3(f), then the H Parties may, by written notice to the Company, extend the Outside Date by up to June 30, 2010.

“Party” means each of Master Fund, Special Fund, Acquisition Corp. and the Company, and any other Person that may become a party to this Agreement from time to time, and “Parties” means all of the foregoing.

“Permits” has the meaning specified in Section 2.12.

“Person” means any individual, corporation, joint venture, partnership, limited liability company, trust, unincorporated organization, Governmental Entity or other entity.

“Preferred Stock” has the meaning specified in Section 2.2(a).

“Proxy Statement” has the meaning specified in Section 4.2(a).

“Public Stockholders” means all of the holders of shares of Capital Stock, excluding H and its Affiliates.

“Required Company Stockholder Vote” has the meaning specified in Section 5.1(b).

“Schedule 13E-3” has the meaning specified in Section 4.2(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated under such Act from time to time.

“SEC” means the Securities and Exchange Commission, and any successor or replacement entity.

“SEC Documents” has the meaning specified in Section 2.8(a).

“SkyTerra (Canada)” means SkyTerra (Canada) Inc., an Ontario corporation.

“SPA” means the Securities Purchase Agreement, dated July 24, 2008, by and among LP, SkyTerra Finance Co., a Delaware corporation, the Company, Master Fund and Special Fund.

“Special Committee” has the meaning specified in Recital C.

“Subsidiary” has the meaning specified in Section 2.1(a).

“Superior Proposal” has the meaning specified in Section 4.3(c)(i).

“Surviving Corporation” has the meaning specified in Section 1.1.

“Tax” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duties, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, license, estimated, real property, personal property, windfall profits or other taxes, duties, fees or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Recommendation” has the meaning specified in Section 4.3(b)(i).

“Transfer” has the meaning specified in Section 2.2(a).

“Warrants” has the meaning specified in Section 2.2(a).

“Warrant Exercise” has the meaning specified in Section 2.2(b).

Section 7.2.      Non-survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time, and none of the H Parties and the Company, their respective Affiliates and any of the officers, directors, employees or stockholders of any of the foregoing, will have any liability whatsoever with respect to any such representation or warranty after such time.  This Section 7.2 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 7.3.      Expenses.  Except as contemplated by this Agreement, all costs and expenses incurred in connection with the Agreement and the consummation of the transactions contemplated by this Agreement will be the obligation of the Party incurring such expenses.

Section 7.4.      Applicable Law; Jurisdiction.  This Agreement will be governed by the laws of the State of Delaware without regard to the conflicts of law principles thereof.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.  EACH PARTY FURTHER HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL OR EQUITABLE ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) AND ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE AFOREMENTIONED COURTS.

Section 7.5.      Notices.  All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows:  (a) if sent by registered or certified mail in the United States, return receipt requested upon receipt, five business days after being so sent; (b) if sent by reputable overnight air courier, two business days after being so sent; (c) if sent by telecopy transmission, with a copy mailed on the same day in the manner provided in clause (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be sent or delivered as follows:

If to the Company, to:

SkyTerra Communications, Inc.
10802 Parkridge Boulevard
Reston, VA 20191
Attention:  General Counsel
Fax:  (703) 390-6113

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention:  Thomas H. Kennedy, Esq.
                 Gregory A. Fernicola, Esq.
Fax:  (917) 777-2526

If to any H Party, to:

Harbinger Capital Partners LLC
450 Park Avenue, 30th Floor
New York, NY 10022
Attention:  General Counsel
Fax:  (212) 898-1309

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:  Joseph J. Basile, Esq.
                 Raymond O. Gietz, Esq.
Fax:  (212) 310-8007

Such names and addresses may be changed by such notice.

Section 7.6.      Entire Agreement.  This Agreement (including the documents and instruments referred to in this Agreement) contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter, provided that the terms of the MCSA and the SPA and the instruments issued in connection therewith (including the warrants and securities) shall remain in full force and effect.  H for itself and on behalf of its Affiliates hereby waives any conflict with, violation of, or default under any existing agreement with any of the Companies (including the MCSA and the SPA) that would otherwise have occurred by reason of the execution, performance or delivery of this Agreement or the taking or non-taking of any action required by this Agreement.

Section 7.7.      Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party or Parties, as the case may be; provided, however each of Master Fund and Special Fund may assign its rights under this Agreement without such prior written consent to any of its Affiliates; provided, further, that any such assignment shall not relieve the H Parties of their obligations hereunder.

Section 7.8.      Headings References.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 7.9.      Construction.

(a)
The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(b)
As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)
Except as otherwise indicated, all references in this Agreement to “Section,” “Sections,” “Article” or “Recital” are intended to refer to the Section, Sections, Article or Recital, as the case may be, of this Agreement.

Section 7.10.    Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which will be considered one and the same agreement.

Section 7.11.    No Third Party Beneficiaries.  Except as provided in Section 4.8, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement.

Section 7.12.    Actions of the Company.  The H Parties agree that any action, approval, authorization, waiver or consent taken, given or made by the Company (including the Board of Directors of the Company) in respect of this Agreement or the Merger, prior to the Effective Date, shall not be effective unless such action, approval, authorization, waiver or consent shall have received the prior approval of the Special Committee.  The H Parties agree that, until the earlier of the Effective Time and termination of this Agreement, the H Parties shall not vote their shares of Common Stock to (a) remove the current members of the Board of Directors of the Company from the Board of Directors of the Company or (b) amend the by-laws of the Company to increase the number of directors comprising the Board of Directors of the Company.

Section 7.13.    Severability; Enforcement.  Any term or provision of this Agreement that is held invalid or unenforceable in any jurisdiction by a court of competent jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be held unenforceable by a court of competent jurisdiction, such provision shall be interpreted to be only so broad as is enforceable.

Section 7.14.    Several Obligations.  Notwithstanding anything in this Agreement to the contrary, each of Master Fund and Special Fund shall only have obligations and liabilities under or in relation to breach of this Agreement on a several basis and not jointly and in no event shall Master Fund be obligated for more than 68.81% or Special Fund for more than 31.19%, of the aggregate obligations or liabilities of the H Parties under or in connection with this Agreement.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD

By:	Harbinger Capital Partners LLC, as investment manager

By:	/s/ Peter Jenson
	Name:	Peter Jenson
	Title:	Vice President

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

By:	Harbinger Capital Partners Special Situations GP, LLC, as general partner

By:	/s/ Peter Jenson
	Name:	Peter Jenson
	Title:	Vice President

SOL PRIVATE CORP.

By:	/s/ Peter Jenson
	Name:	Peter Jenson
	Title:	Vice President

SKYTERRA COMMUNICATIONS, INC.

By:	/s/ Alexander H. Good
	Name:	Alexander H. Good
	Title:	Chairman, CEO and President